Exhibit (a)(1)(B)

NEWS RELEASE

Charming Shoppes, Inc. Announces Offer to Purchase Any or All of Its Outstanding

1.125% Senior Convertible Notes Due 2014 Through a Tender Offer

BENSALEM, PA – June 28, 2012 – Charming Shoppes, Inc. (“Charming”) announced that it has commenced a tender offer (the “Tender Offer”) to accept for purchase any or all of its outstanding 1.125% Senior Convertible Notes due 2014 (the “Notes”) on July 27, 2012 (the “Fundamental Change Repurchase Date”). Charming is offering to repurchase any or all of the $140,451,000 aggregate principal amount of the Notes outstanding as of June 27, 2012, at par plus accrued and unpaid interest. Tenders of the Notes must be made prior to the expiration of the Tender Offer at 11:59 p.m., New York City time, on July 26, 2012 (the “Exercise Expiration Date”), and may be withdrawn at any time prior to 11:59 p.m., New York City time, on the Exercise Expiration Date, through compliance with the proper withdrawal procedure outlined in the Notice of Fundamental Change, Offer to Purchase and Entry into Supplemental Indenture (the “Offer to Purchase”).

Prior to the merger (the “Merger”) through which Charming became a wholly owned subsidiary of Ascena Retail Group, Inc. (“Ascena”), each $1,000 principal amount of the Notes was convertible into 65.0233 shares of Charming common stock. As a result of the Merger, each $1,000 principal amount of the Notes is currently convertible into $477.92 in cash per $1,000 principal amount of Notes, which is an amount equal to the applicable conversion rate of 65.0233 multiplied by $7.35, the amount paid in the Merger for each share of Charming’s outstanding common stock.

However, upon the terms and subject to the conditions of the Tender Offer, for each $1,000 principal amount of Notes validly tendered and not validly withdrawn pursuant to the Tender Offer, Charming will pay, in cash, $1,000 plus accrued and unpaid interest to, but not including, the Fundamental Change Repurchase Date. The Tender Offer began today, June 28, 2012, and will expire at 11:59 p.m., New York City time, on the Exercise Expiration Date.

None of Charming, Ascena, Charming’s or Ascena’s respective boards of directors, employees, advisors or representatives, or Wells Fargo Bank, National Association, the trustee, paying agent and conversion agent for the Tender Offer, is making any representation or recommendation to any holder of Notes as to whether or not to surrender or convert such holder’s Notes. Noteholders must decide how many Notes they will tender, if any. The terms and conditions of the Tender Offer are described in the Offer to Purchase.

The trustee, paying agent and conversion agent for the tender offer is Wells Fargo Bank, National Association. The Offer to Purchase will be distributed to noteholders of record and also will be made available for distribution to beneficial owners of the Notes. For questions and information, please call the paying agent toll-free at (800) 344-5128.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL THE NOTES. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT CHARMING WILL DISTRIBUTE TO ITS NOTEHOLDERS AFTER CHARMING FILES WITH THE SECURITIES AND EXCHANGE COMMISSION ITS TENDER OFFER STATEMENT ON SCHEDULE TO (THE “SCHEDULE TO”) AND OFFER TO PURCHASE. NOTEHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. AFTER CHARMING FILES ITS SCHEDULE TO AND OFFER TO PURCHASE WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 28, 2012, NOTEHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE SCHEDULE TO, THE OFFER TO PURCHASE AND OTHER DOCUMENTS THAT CHARMING WILL BE FILING WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CONTACTING WELLS FARGO BANK, NATIONAL ASSOCIATION, THE TRUSTEE, PAYING AGENT AND CONVERSION AGENT FOR THE TENDER OFFER, AT (800) 344-5128. NOTEHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. is a leading national specialty retailer of apparel for women and tween girls, operating through its wholly owned subsidiaries, the dressbarn, maurices and Justice brands. The Company operates through its subsidiaries approximately 2,600 stores throughout the United States, Puerto Rico and Canada.

dressbarn offers casual, career and special occasion fashion apparel and accessories at value prices for women ages 35-55, and operates 838 stores in 48 states. maurices offers casual and career apparel and accessories at value prices to the fashion-conscious woman, ages 17-34 with a 20-something attitude, and operates 813 stores in 44 states and Canada. Justice offers trend-right apparel and accessories at value prices for tween girls ages 7-14 and operates 920 stores in 46 states, Puerto Rico and Canada.

For more information, visit www.ascenaretail.com, www.dressbarn.com, www.maurices.com and www.shopjustice.com.

About Charming Shoppes, Inc.

Charming Shoppes, Inc. is a leading apparel retailer specializing in women’s plus-size apparel. Charming Shoppes, Inc. operates approximately 1,800 retail stores in 48 states under the names LANE BRYANT®, CACIQUE®, LANE BRYANT OUTLET®, FASHION BUG®, FASHION BUG PLUS® and CATHERINES PLUS SIZES®. The company also operates the Figi’s family of brands, including the holiday food and gifts catalog Figi’s® Gifts in Good Taste®, the home and gifts catalog Figi’s® Gallery and its wholesale unit Figi’s Business Services. For more information about Charming Shoppes, Inc. and its brands, please visit www.charmingshoppes.com, www.lanebryant.com, www.cacique.com, www.fashionbug.com, www.catherines.com, www.loop18.com, www.figis.com and www.figisgallery.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “target,” “seek,” “project,” “could,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” “predict,” “intend,” “potential,” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. In addition, the statements in the Offer to Purchase are made as of June 28, 2012. Subsequent events or developments may cause our views to change. We caution you that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees of future performance. Except as may be required by law, we undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.

Notwithstanding anything in this release, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INVESTOR CONTACTS:

ASCENA RETAIL GROUP, INC.

Ascena Retail Group, Inc.
Investor Relations
(845) 369-4600

James Palczynski
Principal and Director
ICR, Inc.
(203) 682-8229

MEDIA CONTACT:

James McCusker

ICR, Inc.

(203) 682-8245